FORM 51-102F4
BUSINESS ACQUISITION REPORT

Item 1	Identity of Company

1.1	Name and Address of Company

NovaCopper Inc. (the “Company” or “NovaCopper”)
Suite 1950, 777 Dunsmuir Street
Vancouver, BC
V7Y 1K4

1.2	Executive Officer

Elaine Sanders
Chief Financial Officer
604-638-8088

Item 2	Details of Acquisition

2.1	Nature of Business Acquired

Effective June 19, 2015, the Company acquired all of the issued and outstanding shares of Sunward Resources Ltd. (“Sunward”) pursuant to the terms of an Arrangement Agreement entered into between the Company and Sunward dated April 22, 2015 (the “Arrangement”). The Arrangement was completed under the Business Corporations Act (British Columbia) (the “BCBCA”).

Pursuant to the Arrangement, the Company acquired a 100% interest in the Titiribi exploration asset located in Colombia, all as more particularly described in the joint management information circular dated May 14, 2015 which was filed under the Company’s profile at www.sedar.com in connection with the special meeting of shareholders of the Company held to consider the Arrangement.

2.2	Date of Acquisition

June 19, 2015.

2.3	Consideration

At the effective time of the Arrangement, the Company issued an aggregate of 43,116,310 common shares in its share capital (each a “NovaCopper Share”) to the shareholders and deferred share unit holders of Sunward.

Under the terms of the Arrangement, the total consideration paid at closing to Sunward shareholders was 0.3 of a NovaCopper Share for each outstanding Sunward common share (“Sunward Share”) and outstanding Sunward deferred share unit held (the “Exchange Ratio”).

Outstanding Sunward options were converted at the Exchange Ratio into options to acquire common shares of the Company and will expire on August 19, 2015 (the “Arrangement Options”). Except as modified by the Arrangement, all terms and conditions of the Arrangement Options, including the conditions to and manner of exercising, are the same as the Sunward option for which they were exchanged, and are governed by the terms of the applicable Sunward stock option plan and any certificate or option agreement previously evidencing the Sunward options now evidence and are deemed to evidence Arrangement Options.

2.4	Effect on Financial Position

The combination of NovaCopper and Sunward has created a leading exploration and development company with a strong balance sheet of over US$20 million in cash for the advancement of the Arctic and Bornite deposits located in the Ambler mining district of Alaska, USA. The Company plans to advance the Arctic deposit towards pre-feasibility with a US$5.5 million field program this summer. Meanwhile, plans are underway to maximize shareholder value at the Titiribi exploration asset in Colombia.

Subsequent to the closing of the Arrangement and pursuant to the Arrangement Agreement, Sunward amalgamated under section 274 of the BCBCA with a wholly-owned subsidiary of the Company that was an unlimited liability corporation (the “ULC”), and the ULC and Sunward were continued as one unlimited liability corporation (“Sunward Resources ULC”). Upon the issuance of the certificate of amalgamation pursuant to section 281 of the BCBCA, all shares in the capital of Sunward were cancelled.

In connection with the Arrangement, the Company appointed two new directors to the board of directors of the Company (the “Board”), Philip O’Neill, a former director and former CEO of Sunward, and William Hayden, a former director of Sunward. To accommodate the addition of the new directors from Sunward, Clynton Nauman and Thomas Kaplan have stepped down as directors of the Company, and Gerry McConnell will be replacing Dr. Kaplan as Chairman of the Board. Sunward Resources ULC will be managed by NovaCopper.

Other than the foregoing, the Company does not have any plans or proposals for any other material changes in its business affairs, or the affairs of Sunward which may have a significant effect on the financial performance or position of the Company, including any proposal to liquidate the business of the Company or Sunward, to sell, lease or exchange all or a substantial parts of its assets, to amalgamate the business organization or to make any other material changes to the business of the Company or Sunward.

2.5	Prior Valuations

No valuation opinions were obtained in the last 12 months by the Company or Sunward required by securities legislation or a Canadian exchange or market to support the consideration paid by the Company in connection with the Arrangement.

2.6	Parties to Transaction

The acquisition was not with an informed person (as such term is defined in section 1.1 of National Instrument 51-102 Continuous Disclosure Obligations), associate or affiliate of the Company.

2.7	Date of Report

July 10, 2015

Item 3	Financial Statements

Pursuant to Part 8 of National instrument 51-102, the following financial statements, which are attached hereto as Schedule “A”, are specifically incorporated by reference into, and form part of this Business Acquisition Report:

(a)	Audited consolidated annual financial statements of Sunward for the years ended March 31, 2015 and 2014, together with the notes thereto and the auditor’s report thereon; and

(b)	Unaudited pro-forma consolidated financial statements of the Company as at February 28, 2015, together with the notes thereto.

Davidson and Company have not given their consent to include their audit report in this Business Acquisition Report.

SCHEDULE “A”

FINANCIAL STATEMENTS

See attached.